SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Scott’s Liquid Gold-Inc. (the “Company”) has entered into an agreement to sell its real estate assets located at 4880 Havana Street, Denver, Colorado, consisting of approximately 10.8 acres of land improved with four buildings containing approximately 241,684 square feet of office, warehouse, and manufacturing space, with associated improvements and personal property, and adjacent vacant land of approximately 5.5 acres (together, the “Property”). Pursuant to the Purchase and Sale Agreement dated November 21, 2012 (the “Agreement”), between the Company and Havana Gold, LLC, a Colorado limited liability company (the “Purchaser”), the Company has agreed to sell the Property for a purchase price of $9,500,000, which includes a $1,000,000 earnest money deposit (the “Deposit”). The Purchaser has an inspection period of 30 days from the date of the Agreement (the “Inspection Period”). Unless the Agreement is terminated, closing of the transaction (the “Closing”) will occur 90 days from the end of the Inspection Period, or such earlier date as the parties may agree. The Agreement contains certain limited representations and warranties by the Company regarding the Property and the transaction, but except for those limited representations and warranties, the Purchaser will purchase the Property “as is.” The Company will retain any personal property used in or related to the conduct of its business, including furniture, fixtures, inventory, equipment, operating supplies, tools and machinery.

The Company will lease back from the Purchaser approximately 16,078 square feet of office space (the “Office Lease”) and approximately 113,620 square feet of manufacturing and warehouse space (the “Warehouse Lease”) currently used by the Company. Each of the Office Lease and the Warehouse Lease will be for an initial term of three years, with options to extend the term for two additional terms of three years each. Rent for the Office Lease will start at a full service rental rate of $13.00 per square foot per annum, with annual 3% increases thereafter. Rent for the Warehouse Lease will start at a triple net rental rate of $3.25 per square foot per annum, with annual 3% increases thereafter, and the Company will pay an additional $1.25 per square foot per annum as its share of the Purchaser’s operating expenses under the Warehouse Lease (including taxes, insurance and common area maintenance charges). If certain uncontrollable operating expenses increase by more than 5% per year, the Company’s share of operating expenses under the Warehouse Lease may be increased.

During the Inspection Period, the Purchaser has the right to terminate the Agreement for any reason, in its sole discretion, and receive a return of its Deposit. If the Purchaser does not elect to terminate the Agreement prior to the end of the Inspection Period, the Deposit will be nonrefundable to the Purchaser, except in the event of (i) an uncured default by the Company under the Agreement that allows the Purchaser to terminate the Agreement, (ii) failure of a Condition (as defined below) to the Purchaser’s obligation to close, or (iii) a material casualty or condemnation affecting the Property that allows the Purchaser to terminate the Agreement. The Purchaser’s obligation to close is subject to the following conditions (the “Conditions”): (a) the Company’s representations and warranties in the Agreement must be true in all material respects as of Closing; (b) the Company must have obtained letters regarding the status of leases from certain third-party office tenants; and (c) the Company must be able to convey title to the Property at Closing. In the event of the failure of a Condition, or in the event of a material casualty or condemnation, the Purchaser may terminate the Agreement and receive a return of the Deposit. In addition, in the event of a default by the Company under the Agreement, the Purchaser may elect either to terminate the Agreement and receive a return of the Deposit, or if the default consists of a failure of the Company to close as required by the Agreement, to obtain specific performance to require the Company to convey title to the Property as required under the Agreement.

Following the Closing, the Company will no longer have a material amount of unused space in its office, warehouse and manufacturing buildings. In addition, the Company will not be subject to all of the risks generally related to the ownership and leasing of the Property. Without the expense and distraction of managing the Property, the Company will now have both increased liquidity and the ability to focus, on pursuing its objectives of generating continued growth of its existing brands and products, as well as developing and acquiring new brands and products. At September 30, 2012, the balance on the long-term debt secured by the Property with Citywide Banks was $3,449,800. This debt will be required to be repaid in full at Closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date: November 21, 2012	/s/ Barry J. Levine
By: Barry J. Levine
Treasurer, Chief Financial Officer and Chief Operating Officer